UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 20, 2009
Patterson-UTI Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
450 Gears Road, Suite 500, Houston, Texas 77067
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (281) 765-7100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 20, 2009, Patterson-UTI Energy, Inc. (the “Company”) entered into a Credit Agreement (the “2009 Credit Agreement”) among the Company, as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, each of Amegy Bank, N.A., Comerica Bank, and HSBC Bank USA, N.A., as lender, Bank of America, N.A., as syndication agent, letter of credit issuer and lender, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agent and lender.
     The 2009 Credit Agreement is a committed senior unsecured revolving credit facility that permits aggregate borrowings of up to $220 million, including a letter of credit sublimit of up to $150 million and a swing line sublimit of up to $40 million. Subject to customary conditions, the Company may request that the lenders’ aggregate commitments be increased by up to $230 million, not to exceed total commitments of $450 million. The maturity date under the 2009 Credit Agreement is January 31, 2012.
     Loans under the 2009 Credit Agreement bear interest by reference, at the Company’s election, to the LIBOR rate or base rate, provided, that swing line loans bear interest by reference only to the base rate. The applicable margin on LIBOR rate loans varies from 3.00% to 4.00% and the applicable margin on base rate loans varies from 2.00% to 3.00%, in each case determined based upon the Company’s debt to capitalization ratio. A letter of credit fee is payable by the Company equal to the applicable margin for LIBOR rate loans times the daily amount available to be drawn under outstanding letters of credit. The commitment fee payable to the lenders also varies from 1.00% to 1.125% based upon the Company’s debt to capitalization ratio.
     Each domestic subsidiary of the Company has unconditionally guaranteed all existing and future indebtedness and liabilities of the other guarantors and the Company arising under the 2009 Credit Agreement and other loan documents. Such guarantees also cover obligations of the Company and any subsidiary of the Company arising under any interest rate swap contract with any person while such person is a lender under the 2009 Credit Agreement.
     The 2009 Credit Agreement requires compliance with two financial covenants. The Company must not permit its debt to capitalization ratio to exceed 35% at any time. The 2009 Credit Agreement generally defines the debt to capitalization ratio as the ratio of (a) total borrowed money indebtedness to (b) the sum of such indebtedness plus consolidated net worth. The Company also must not permit the interest coverage ratio as of the last day of a fiscal quarter to be less than 3.00 to 1.00. The 2009 Credit Agreement generally defines the interest coverage ratio as the ratio of EBITDA to interest charges. The 2009 Credit Agreement also contains customary representations, warranties and affirmative and negative covenants.
     The above description of the 2009 Credit Agreement is qualified in its entirety by reference to the complete text of the 2009 Credit Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     In connection with and effective upon the closing of the 2009 Credit Agreement described in Item 1.01 above, the Company terminated its then-existing Credit Agreement dated as of December 17, 2004 (the “2004 Credit Agreement”), among the Company, as borrower, Bank of America, N.A., as administrative agent, letter of credit issuer and a lender, and the financial institutions from time to time party thereto, and all documents and agreements contemplated by and relating to the 2004 Credit Agreement. All letters of credit outstanding under the 2004 Credit Agreement continued uninterrupted and were deemed to have been issued under the 2009 Credit Agreement. The termination of the 2004 Credit Agreement was a condition precedent to the closing of the 2009 Credit Agreement. There were no termination penalties incurred by the Company in connection with the termination of the 2004 Credit Agreement.

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Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
10.1	Credit Agreement dated March 20, 2009, among Patterson-UTI Energy, Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, each of Amegy Bank, N.A., Comerica Bank, and HSBC Bank USA, N.A., as lender, Bank of America, N.A., as syndication agent, letter of credit issuer and lender, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agent and lender.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PATTERSON-UTI ENERGY, INC.
Date: March 25, 2009	By:	/s/ John E. Vollmer III
John E. Vollmer III
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Credit Agreement dated March 20, 2009, among Patterson-UTI Energy, Inc., as borrower, Wells Fargo Bank, N.A., as administrative agent, letter of credit issuer, swing line lender and lender, each of Amegy Bank, N.A., Comerica Bank, and HSBC Bank USA, N.A., as lender, Bank of America, N.A., as syndication agent, letter of credit issuer and lender, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agent and lender.